UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

NAM TAI PROPERTY INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Namtai Industrial Estate

No. 2 Namtai Road, Gushu Community, Xixiang Township

Baoan District, Shenzhen City, Guangdong Province

People’s Republic of China

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Stock Purchase Rights

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On April 2, 2023, the Board of Directors of Nam Tai Property Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), approved the third amendment (the “Third Amendment”) to the Rights Agreement, dated as of December 13, 2021, between the Company and Computershare Trust Company, N.A., as Rights Agent, as amended by the Amendment to Rights Agreement, dated as of January 12, 2022, and the Second Amendment to Rights Agreement, dated December 13, 2022 (as amended, the “Rights Agreement”). The Company amended the definition of “Acquiring Person” in Section 1.1 of the Rights Agreement to provide that such term shall not include any person who becomes the beneficial owner of more than 10% of the issued shares of the Company solely as a result of (i) a share purchase or issuance (including debt-for-equity exchanges), directly from the Company or indirectly through an underwritten offering by the Company, in a transaction approved by the Board of Directors, and (ii) any unilateral grant or issuance of any security by the Company, or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted or issued by the Company to its directors, officers and employees.

The Third Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing summary description of the Third Amendment is qualified in its entirety by reference to the full text of the Third Amendment.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Third Amendment to Rights Agreement, dated as of April 3, 2023, between Nam Tai Property Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 99.7 of the Company’s Current Report on Form 6-K, filed on April 7, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 7, 2023

NAM TAI PROPERTY INC.

By:	/s/ Yu Chunhua
Name: Yu Chunhua
Title: Chief Executive Officer

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